December 7, 2007

SM&R Investments, Inc.

on behalf of SM&R Alger Small-Cap Fund

2450 South Shore Boulevard, Suite 400

League City, Texas 77573

The Alger Funds

on behalf of Alger SmallCap Growth Fund

111 Fifth Avenue

New York, New York 10003

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization (the “Plan”) adopted by SM&R Investments, Inc. (the “Company”), a Maryland corporation, on behalf of its series SM&R Alger Small-Cap Fund (the “Fund”), and The Alger Funds (the “Trust”), a Massachusetts business trust, on behalf of its series Alger SmallCap Growth Fund (the “Acquiring Fund”). A copy of the Plan is included as Appendix A to the Registration Statement on Form N-14 of the Fund (Registration No. 333-146168) (the “Registration Statement”). You have advised us that each of the Fund and the Acquiring Fund has qualified or will qualify as a “regulated investment company” within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each of its fiscal years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Plan, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon written statements and representations of the Company, on behalf of the Fund, and the Trust, on behalf of the Acquiring Fund, made in the Registration Statement and to us for our use in rendering this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon written information provided by, representatives of the Company, on behalf of the Fund, and representatives of the Trust, on behalf of the Acquiring Fund. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the written statements and representations referred to above and in the Registration Statement and the Plan, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Plan.

Based on the foregoing, it is our opinion that for federal income tax purposes:

a)         the transfer of all of the Fund’s assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund, followed by the distribution by the Fund of the Acquiring Fund Shares to Fund Shareholders as provided in the Plan in complete liquidation of the Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Fund and the Acquiring Fund will be “a party to a reorganization;”

b)         no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund pursuant to the Reorganization;

c)         no gain or loss will be recognized by the Fund upon the transfer of the Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund or upon the distribution (whether actual or constructive) of those Acquiring Fund Shares to Fund Shareholders in exchange for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

d)         no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for the Acquiring Fund Shares pursuant to the Reorganization;

e)         the aggregate tax basis for the Acquiring Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Fund shares held by such Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and

f)          the tax basis of each Fund asset acquired by the Acquiring Fund will be the same as the tax basis of such asset to the Fund immediately prior to the Reorganization, and the holding period of each asset of the Fund in the hands of the Acquiring Fund will include the period during which that asset was held by the Fund.

No opinion is expressed as to the effect of the Reorganization on (i) the Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP